Exhibit 5



January 30, 2001



1-800-FLOWERS.COM, Inc.
1600 Stewart Avenue
Westbury, New York  11590
Re: 1-800-FLOWERS.COM, Inc. ("Company") Registration Statement for Offering of 5,077,787 Shares of Common Stock
Ladies and Gentlemen:
We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,300,000 shares of Common Stock under the 2001 Employee Stock Purchase Plan and 3,777,787 shares of Common Stock under the 1999 Stock Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP